                           Trikon Technologies, Inc.


         EXHIBIT 11.1 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
         --------------------------------------------------------------

                                                                                           Three months ended March 31,
                                                                                           ----------------------------
                                                                                                1997           1996
                                                                                           --------------   -----------
Primary:
Average common shares outstanding...................................................          14,322,327      8,666,527
Net effect of dilutive stock options -
 based on the treasury stock method using average fair market price.................                  --        370,134
Net effect of dilutive warrants - based
 on the treasury stock method using average fair market price.......................       -------------    -----------
                                                                                                      --         50,329
                                                                                           -------------     ----------

Total shares........................................................................          14,322,327      9,086,990
                                                                                            ============     ==========
Net income (loss)...................................................................        $(11,618,906)    $1,257,501
                                                                                            ============     ==========
Per share amount....................................................................        $      (0.81)    $     0.14
                                                                                            ============     ==========


Fully diluted:
Average common shares outstanding...................................................          14,322,327      8,666,527
Net effect of dilutive stock options - based on the treasury stock
 method using fair market price at the end of the period............................                  --        377,480

Net effect of dilutive warrants - based on the treasury stock
 method using fair market price at the end of the period............................                  --         51,200
                                                                                            ------------     ----------

Total shares........................................................................          14,322,327      9,095,207
                                                                                            ============     ==========
Net income (loss)...................................................................        $(11,618,906)    $1,257,501
                                                                                            ============     ==========
Per share amount....................................................................        $      (0.81)    $     0.14
                                                                                            ============     ==========
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